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                                   EXHIBIT (5)
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                  MANAGEMENT AND INVESTMENT ADVISORY AGREEMENT

                                     BETWEEN

                      HOSPITAL AND HEALTH FACILITIES TRUST

                                       AND

                        AMBAC INVESTMENT MANAGEMENT, INC.

                                December 30, 1996

                  --------------------------------------------











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
                                TABLE OF CONTENTS


                                                                          Page
ARTICLE 1   DELIVERY OF DOCUMENTS..........................................  1

      1.1   Documents Delivered............................................  1

ARTICLE 2            APPOINTMENT, DUTIES AND COMPENSATION..................  2

      2.1   Appointment as Adviser and Manager.............................  2
      2.2   Investment Advisory Services...................................  2
      2.3   Management Services............................................  4
      2.4   Compensation...................................................  5

ARTICLE 3   EXPENSES.......................................................  5

      3.1   Expenses Paid by AIMI..........................................  5
      3.2   Expenses Paid by Fund..........................................  5
      3.3   Reimbursement of Expenses by AIMI..............................  6

ARTICLE 4   LIMITATION OF LIABILITY........................................  6

      4.1   AIMI...........................................................  6
      4.2   Trust..........................................................  6
      4.3   Insurance......................................................  6

ARTICLE 5   DURATION, TERMINATION AND AMENDMENT............................  6

      5.1  Duration of Agreement...........................................  6
      5.2  Amendments, Etc.................................................  7

ARTICLE 6   MISCELLANEOUS..................................................  7

      6.1   Certain Relationships..........................................  7
      6.2   Third Parties..................................................  7
      6.3   Captions.......................................................  8
      6.4   Severability...................................................  8
      6.5   Binding Effect.................................................  8
      6.6   Notices........................................................  8
      6.7   Entire Agreement...............................................  8
      6.8   Applicable Law.................................................  8
      6.9   Counterparts...................................................  9

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                  MANAGEMENT AND INVESTMENT ADVISORY AGREEMENT


      This Agreement, executed on December ___, 1996, is made by and between the Hospital and Health Facilities Trust, a California trust (the "Trust"), on behalf of its Portfolio known as the California Hospital and Health Facilities Liquid Asset Fund (the "Fund"), and AMBAC Investment Management, Inc., a Delaware corporation, ("AIMI"):

                                    RECITALS

            The Fund is a Portfolio under the Hospital and Health Facilities Trust existing pursuant to a Declaration of Trust dated as of February 12, 1992 made by the Hospital Council of Northern and Central California;

            The Trust is registered with the Securities and Exchange Commission as an open-end, diversified investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Fund's Shares are registered under the Securities Act of 1933, as amended; and

            The Trust desires to avail itself of the experience, resources, advice and assistance of AIMI and, subject to the supervision of the Board of Trustees of the Trust, AIMI is willing to undertake the duties and responsibilities hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE 1
                              DELIVERY OF DOCUMENTS

      1.1 DOCUMENTS DELIVERED. The Trust has delivered, or will cause to be delivered, to AIMI true and complete copies of the following documents and all future amendments thereto:

            (a)   Declaration of Trust dated as of February 12, 1992;

            (b) Certified resolutions of the Board of Trustees of the Trust authorizing the appointment of AIMI as the manager and investment adviser of the Fund pursuant to this Agreement and approving this Agreement;

            (c) Registration Statement of the Fund on Form N-1A (the "Registration Statement"), including the Prospectus contained in Part A thereof (the

                  "Prospectus") and the Statement of Additional Information contained in Part B thereof (the "Statement of Additional Information"), all amendments to the Registration Statement and the current Prospectus and Statement of Additional Information;

            (d) Distribution Agreement between the Trust and AMBAC Securities, Inc. ("AMBAC Securities") of even date herewith;

            (e) Custody Agreement between the Trust and Mellon Bank N.A. (the "Custodian") dated July 10, 1992; and

            (f) Certificate of the Secretary of the Trust setting forth the names and specimen signatures of the individuals authorized at the time of delivery of such certificate to act on behalf of the Trust and the Fund in connection with matters arising hereunder.


                                    ARTICLE 2
                      APPOINTMENT, DUTIES AND COMPENSATION

      2.1 APPOINTMENT AS ADVISER AND MANAGER. The Trust hereby appoints AIMI as the investment adviser and manager of the Fund on the terms and for the period set forth in this Agreement, and AIMI hereby accepts such appointment as set forth in this Agreement.

      2.2 INVESTMENT ADVISORY SERVICES.

            (a) Subject to the direction and control of the Board of Trustees of the Trust, AIMI will manage the investment and reinvestment of the assets of the Fund and will:

                  (i) maintain a continuous investment program for the Fund;

                  (ii) determine what securities shall be purchased or sold by the Fund;

                  (iii) arrange for the purchase and sale of securities held in the portfolio of the Fund by placing orders pursuant to its determinations either directly with the issuer or with any broker or dealer who deals in the securities in which the Fund invests; and

                  (iv) determine what portion, if any, of the Fund shall be held uninvested.

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
            (b) Any investment program maintained by AIMI under this Agreement shall at all times conform to, and be in accordance with any requirements imposed by: (i) the provisions of the 1940 Act, and the rules or regulations thereunder, and all other applicable federal and state laws; (ii) the provisions of the Declaration of Trust; (iii) any policies or determinations of the Board of Trustees of the Trust as in effect from time to time; and (iv) the investment objectives and policies of the Fund as reflected in the Trust's Registration Statement, including the Prospectus and Statement of Additional Information, as in effect from time to time. AIMI shall invest the assets of the Fund in the manner provided above and shall have no duty or responsibility with respect to the diversification of the assets of the Fund, except with respect to the diversification of the assets as contemplated by the Prospectus and Statement of Additional Information.

            (c) AIMI shall give the Fund the benefit of its best judgment and effort in rendering services hereunder, but shall not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon (i) its own investigation and research or
(ii) upon investigation and research made by any other individual, firm or corporation selected in good faith by AIMI. Nothing herein contained shall, however, be construed to protect AIMI against any liability to the Trust, the Fund or the holders of its outstanding securities by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. AIMI will be under no liability or obligation to anyone with respect to any failure on the part of the Board of Trustees of the Trust to perform any of its obligations under the Declaration of Trust or any agreement affecting the Trust or under the terms of this Agreement or for any error or omission whatsoever on the part of the Board of Trustees.

            (d) The Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of investment policy now generally available to investment advisory customers of AIMI. It is understood that AIMI will not use any inside information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates, nor will the Fund seek to obtain any such information.

            (e) AIMI shall maintain books and records with respect to the securities transactions of the Fund and shall render to the Fund such periodic and other reports as the Fund may reasonably request. AIMI shall assist in the preparation of reports to shareholders and to the Securities and Exchange

                                        3
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Commission, and in all audits of the Fund. AIMI shall calculate the net asset value of the Fund in accordance with the terms of the Registration Statement, the Prospectus, the Statement of Additional Information and the methods and policies adopted by the Board of Trustees of the Trust.

      2.3 MANAGEMENT SERVICES. Subject to the direction and control of the Board of Trustees of the Trust, AIMI shall:

            (a) Assist in supervising all aspects of the Fund's operations, other than those which are to be managed by the Custodian pursuant to the Custodian Agreement;

            (b) Act, in performing its duties as administrator, in conformity with the Declaration of Trust, the Registration Statement, Prospectus and Statement of Additional Information, the instructions and directions of the Board of Trustees of the Trust and in compliance with all applicable federal and state laws and regulations;

            (c) Furnish to the Fund, at AIMI's sole expense, the services of such persons competent to perform such administrative and clerical functions as may be necessary from time to time in order to provide effective administration of the Fund and maintain or provide for the maintenance of such accounts, books and records as are required under this Agreement or reasonably requested by the Board of Trustees of the Trust;

            (d) Arrange for the preparation on behalf of the Fund of any and all required Fund or Trust tax returns and reports to the Fund's shareholders and the periodic amending of the Registration Statement, Prospectus and Statement of Additional Information;

            (e) Furnish to the Fund, at AIMI's sole expense, adequate office facilities (which may be AIMI's own offices), data processing services, clerical, accounting and bookkeeping services, stationery and office supplies and all other necessary office equipment and related services;

            (f) At least once each quarter, provide the Board of Trustees of the Trust with a detailed evaluation of the performance of the Fund based upon such factors as AIMI shall deem appropriate in light of its knowledge and experience;

            (g) Each fiscal quarter furnish to the Board of Trustees of the Trust with a copy of the Fund's financial statements for the fiscal quarter most recently ended, furnish to the Board of Trustees of the Trust and Fund's shareholders such financial statements and other periodic reports as are required by applicable law, and furnish to the Board of Trustees of the Trust such other reports and information as they may from time to time reasonably request; and

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            (h) Act as transfer agent, dividend disbursing agent and shareholder servicing agent for the Fund, without special compensation, in accordance with the terms of a Transfer Agency Agreement between the Trust, on behalf of the Fund, and AIMI.

      2.4 COMPENSATION. The Trust agrees to pay to AIMI, and AIMI agrees to accept, as full compensation for its services under this Agreement, a fee, which shall be payable monthly and computed at an annual percentage rate of the Fund's average daily net assets, in an amount equal to the following percentages of such average daily net assets:

            AVERAGE DAILY NET ASSETS          PERCENTAGE
            Up to  $250,000,000............     .4000%
            $250,000,001 - $500,000,000 ...     .3675%
            $500,000,001 and above.........     .3350%

                                    ARTICLE 3
                                    EXPENSES

      3.1 EXPENSES PAID BY AIMI. AIMI shall pay all of the costs and expenses required to perform the services to be provided to the Fund pursuant this Agreement.

     3.2 EXPENSES PAID BY FUND. All expenses of the Fund not required to be borne by AIMI pursuant to Section 3.1 shall be paid by the Fund, including, but not limited to, the following:

            (a) interest and taxes;

            (b) expenses of Board of Trustees of the Trust (other than those, if any, who are "interested persons" of AIMI (as defined by the 1940 Act);

            (c) outside legal and audit expenses;

            (d) fees and expenses of the Custodian or any successor custodian;

            (e) cost of insurance maintained by or for the Trust and the Fund;

            (f) expenses of preparing and filing (including filing fees) amendments to the Registration Statement, the Prospectus and Statement of Additional Information, reports, notices and shareholders' meeting material, and the costs of printing and mailing Prospectuses, Statements of Additional Information, proxy statements and reports that are sent to shareholders of the Fund;

            (g) expenses incidental to holding meetings of the Fund's shareholders; and

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            (h) such nonrecurring expenses as may arise, including litigation affecting the Fund or the Trust, and the legal obligations which the Fund may have to indemnify its officers and Board of Trustees with respect thereto.

      3.3 REIMBURSEMENT OF EXPENSES BY AIMI. During the period ending December 31, 1997, and thereafter subject to revision or termination upon ninety (90) days' written notice to the Fund, AIMI shall waive all or a portion of its fees and take other action, to the extent necessary, to maintain the Fund's annualized expenses (including management and distribution fees, but excluding interest, taxes, brokerage commissions, and extraordinary expenses) at not more than .85% of the average daily net assets of the Fund for any fiscal year or for a portion of such year if this Agreement is terminated or revised.


                                    ARTICLE 4
                             LIMITATION OF LIABILITY

      4.1 AIMI. AIMI shall not be liable for any error in judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or negligence on its part in the performance of its duties or from reckless disregard by AIMI of its obligations and duties under this Agreement; provided, the foregoing shall not limit AIMI's liability to the Fund with respect to any breaches by AIMI of this Agreement.

      4.2 TRUST. Article 5 of the Declaration of Trust contains provisions limiting the liability of the Trustees, officers, employees and agents of the Trust. The obligations of the Trust created hereunder are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, officers, employees or agents of the Trust or of the Shareholders of the Fund, and only that portion of the Fund property necessary to satisfy the obligations of the Trust arising hereunder shall be bound or affected by the operation of this Agreement.

      4.3 INSURANCE. AIMI shall, at its expense, maintain policies of insurance with limits of not less than one million dollars which provide officer's and director's liability coverage and errors and omissions coverage. Upon request, AIMI shall provide evidence that such insurance is in effect.


                                    ARTICLE 5
                       DURATION, TERMINATION AND AMENDMENT

      5.1 DURATION OF AGREEMENT. This Agreement shall become effective on the date first set forth above; provided that it has been approved by a majority of the outstanding voting securities

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of the Fund, as defined by the 1940 Act, and by the vote of a majority of the members of the Board of Trustees who are not parties to this Agreement or "interested persons" of any such party (as that term is defined by the 1940 Act and the rules thereunder), cast in person at a meeting of the Board of Trustees called for the purpose of voting on the approval of this Agreement. This Agreement shall remain in effect for two years from the date of its execution and shall continue from year to year thereafter, but only so long as such continuance is approved at least annually by the vote of a majority of the members of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act), and is in each case also approved by the vote of a majority of the members of the Board of Trustees who are not parties to this Agreement or "interested persons" of any such party (as that term is defined by the 1940 Act and the rules thereunder), cast in person at a meeting called for such purpose.

      This Agreement may be terminated at any time, without the payment of any penalty, by AIMI or the Board of Trustees or by vote of a majority of the Fund's outstanding voting securities, in each case, on sixty (60) days' written notice. This Agreement shall automatically terminate in the event of its "assignment," as defined by the 1940 Act and the rules thereunder.

      5.2 AMENDMENTS, ETC. No provision of this Agreement may be waived, amended or terminated as to the Fund except by an instrument in writing signed by the Trust and AIMI and no amendment of this Agreement shall be effective until approved by the Board of Trustees of the Trust in the manner required by Section
5.1 and, if required by the 1940 Act, by vote of a majority of the outstanding voting securities of the Fund.


                                    ARTICLE 6
                                  MISCELLANEOUS

      6.1 CERTAIN RELATIONSHIPS. Nothing in this Agreement shall prevent AIMI or any officer, director or employee thereof from acting as investment adviser or manager for any other person, firm, corporation or entity and shall not in any way limit or restrict AIMI or any of its directors, officers, partners or employees or any of its affiliates or their respective directors, officers, partners or employees from buying, selling or trading any investment instruments for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, that AIMI represents that it will undertake no activities which, in its judgment, will materially adversely affect the performance of its obligations under this Agreement.

      6.2 THIRD PARTIES. When dealing with third parties on behalf of the Fund, AIMI shall include such recitals in written documents as may be reasonably requested by the Trust regarding

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
the limitation of liability of the Board of Trustees, the Fund's shareholders, and the Trust's officers, employees and agents to third parties.

      6.3 CAPTIONS. The captions in this Agreement are included for convenience of reference only and shall in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      6.4 SEVERABILITY. If any provision of this Agreement shall be held invalid under any applicable statute or regulation or by a decision of a court of competent jurisdiction, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

      6.5 BINDING EFFECT. Except as otherwise provided in Article 5, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      6.6 NOTICES. Notices or consents of any kind required or permitted under this Agreement shall be in writing and shall be deemed duly delivered if delivered in person or if mailed, two (2) days following mailing by certified mail, return receipt requested, postage prepaid to the appropriate party as follows:

            a.    If to the Trust:

                  Hospital and Health Facilities Trust
                  c/o Hospital Council of Northern and
                     Central California
                  7901 Stoneridge Dr., Ste. 500
                  Pleasanton, California  94588

            b.    If to AIMI:

                  AMBAC Investment Management, Inc.
                  905 Marconi Avenue
                  Ronkonkoma, NY 11779

or at such other address as may be specified by either party to the other in the manner required under this Section 6.6.

      6.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

      6.8 APPLICABLE LAW. This Agreement shall be deemed to have been executed in the State of California and the substantive laws of the State of California shall govern the construction of this Agreement and the rights and remedies of the respective parties

                                        8
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hereto; provided, however, in the event of any conflict between such laws and the 1940 Act, the provisions of the 1940 Act shall govern.

      6.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

      IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Agreement as of the date first above written.

                                       AMBAC INVESTMENT MANAGEMENT, INC.



                                       By /s/ Stephen Attanasio
                                          -------------------------------------
                                            Its Managing Director
                                                -------------------------------


                                       HOSPITAL AND HEALTH FACILITIES
                                       TRUST



                                       By /s/ J. Michael Gallager
                                         --------------------------------------
                                           Its Secretary
                                               --------------------------------

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